Exhibit (p)(10)

APPENDIX 11

Code of Ethics

Adopted Under

Rule 204A-1 under the Investment Advisers Act Of 1940 and Rule 17j-1 under the Investment Company Act of 1940

A.	Adoption of Code of Ethics

This Code of Ethics (the “Code”) has been approved and adopted by senior management of System Two Advisors, LP (“System Two”).

This Code is intended to comply with the various provisions of the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) and also requires that all officers and persons employed by System Two (“Employees”) comply with federal securities laws, including the Advisers Act, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”). Although several of the requirements under the Advisers Act apply only to Access Persons and/or Supervised Persons, as defined by law, System Two has elected to require compliance by all Employees. In addition, as set forth in more detail below, certain aspects of this Code apply to the immediate family member of Employees, i.e., their spouse or domestic partner or any of their parents, siblings or children, or the spouses or domestic partners of their siblings or children who reside with or are primarily supported by the Employee (“Immediate Family Members”).

This Code is adopted pursuant to the requirements of Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act as applicable to all registered investment advisors, that requires registered investment advisors to adopt procedures reasonably designed to prevent the misuse of material, nonpublic information. Employees, in connection with the purchase or sale, directly or indirectly, of a security held or that is being or has been considered for purchase or sale by System Two for its Advisory Clients (as defined below), may not:

1.	Employ any device, scheme or artifice to defraud System Two’s Advisory Clients;

2.	Make any untrue or misleading statements of a material fact to System Two’s Advisory Clients or omit to state a material fact necessary to make an investment decision;

3.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on System Two’s Advisory Clients; or

4.	Engage in any manipulative practice with respect to System Two’s Advisory Clients.

All Employees will be provided with a copy of this Code upon employment with System Two, will be notified when any material amendments are made to the Code, and will be expected to comply with the Code and any such amendments. Compliance with this Code is a requirement in addition to that of complying with System Two’s Compliance Manual and the specific policies and procedures mentioned therein.

B.	Definitions

1.	“Supervised Person” means any employee, director, officer, general partner, and may be registered and unregistered personnel of System. For the purposes of compliance with this Code of Ethics, all Employees are deemed to be Supervised Persons and are therefore required to comply with all policies and procedures set forth herein.

2.	“Access Persons” are any Supervised Persons who have access to nonpublic information regarding any Clients’ purchase or sale of securities (or nonpublic information regarding the portfolio holdings of any reportable fund), or who is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic. Certain individuals, such as outside directors, may be deemed non-Access Persons if designated as such by the Chief Compliance Officer. For the purposes of compliance with this Code of Ethics, all Employees are deemed to be Access Persons and are therefore required to comply with all policies and procedures set forth herein.

3.	“Advisory Client” or “Client” means any natural persons or business entities for which System Two serves as investment advisor.

4.	“Beneficial Ownership” An Access Person has “Beneficial Ownership,” of securities if such Access Person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares a direct or indirect “pecuniary interest” in such securities.

5.	“Security” shall mean any note, stock, treasury stock, shares issued by registered open-end investment companies, exchange traded funds, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security of the foregoing.

6.	“Covered Security” shall mean a Security as defined herein except that it shall not include:

•	Direct obligations of the government of the United States, such as U.S. Treasury bonds;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds, such as variable insurance products; and

•	Shares issued by open-end funds, such as open-end mutual funds. Note that this exception only extends to open-end funds registered in the United States and does not include transactions and holdings in shares of both affiliated and unaffiliated closed-end funds, nor in offshore funds. These latter categories are both reportable. Exchange traded funds and exchange traded notes are also considered Covered Securities.

C.	Statement of Fiduciary Standards

A fiduciary is a person or organization that manages money or property for another, usually a Client, and, as a result, has a legal duty to act in the best interests of that Client. This Code is based on the overriding principle that the Employees of System Two have a fiduciary duty to our Advisory Clients, including each separately managed account, each sub-advised account, each of the privately managed investment funds managed by System Two and/or its affiliates (each a “Fund” and together, the “Funds,” and together with each managed account “Advisory Clients”) and all investors in the Funds. Accordingly, Employees should conduct their activities in accordance with the following standards:

1.	Advisory Clients’ Interests Come First. In the course of fulfilling their duties and responsibilities to Advisory Clients, Employees should at all times place the interests of the Advisory Clients first. In particular, Employees should avoid putting their own personal interests ahead of the interests of a Client.

2.	Conflicts of Interest Should Be Avoided. Employees should avoid any situations involving an actual or potential conflict of interest or possible impropriety with respect to their duties and responsibilities to System Two’s Advisory Clients.

3.	Compromising Situations Should Be Avoided. Employees should never take advantage of their position of trust and responsibility at System Two. Employees should avoid any situation that might compromise or call into question their exercise of full independent judgment in the best interests of System Two’s Advisory Clients.

All activities of Employees should be guided by, and adhere to, these fiduciary standards. The remainder of this Code sets forth specific rules and procedures that are consistent with these fiduciary standards. However, all activities by Employees are required to conform to these standards regardless of whether the activity is specifically covered in this Code. Any violation of System Two’s Code may result in penalties that could include termination of employment with System Two.

D.	Employee’s Duty of Confidentiality

Except to the extent noted in the Firm’s Whistleblower Protection Policy, Employees must keep confidential any non-public information obtained while working at System Two regarding System Two or any Advisory Client, investor or any entity under investment review or consideration with respect to a securities transaction. Employees have the highest fiduciary obligation not to reveal confidential information of any nature to any party that does not have a clear and compelling need to know such information. (See Section I below.)

E.	Employee’s Duty to Comply with Federal Securities Laws

System Two’s activities are governed by the federal securities laws, including the Investment Advisers Act of 1940 and Investment Company Act of 1940. Employees are expected to adhere to the federal securities laws, whether or not the activity is specifically covered in this Code.

F.	Prohibitions on Insider Trading

These procedures are intended to prevent the use of material, nonpublic information by Employees and to prevent, detect and correct any violations of the prohibition on insider trading. System Two strictly prohibits trading while in possession of material, nonpublic information, tipping of nonpublic information, and scalping by all Employees for their personal accounts or for Advisory Clients.

1.	Trading on Knowledge of System Two’s Activities. All Employees and Immediate Family Members are prohibited from taking personal advantage of their knowledge of recent or current research generated by System Two or recent or impending securities activities of System Two. In particular, in addition to the general prohibition on purchasing and selling equity securities (see Section G below), Employees and Immediate Family Members are prohibited from trading (purchasing, selling or disposing in any manner, including by gift, directly or indirectly) any Security when they have actual knowledge that the Security is being purchased or sold, or considered for purchase or sale, on behalf of a Fund or another Client. This prohibition applies to all securities in which the Employee or the Immediate Family Member has acquired, or will acquire, “Beneficial Ownership.” For these purposes, a person is considered to have beneficial ownership in all securities over which the person enjoys economic benefits substantially equivalent to ownership (for example, securities held in trust for the person’s benefit), regardless of who is the registered owner.

2.	Trading While in Possession of Material Non-Public Information. All Employees and Immediate Family Members are prohibited from taking personal advantage of their knowledge of material non-public information, particularly buying or selling any Security, while in possession of material non-public information about the issuer of the Security. The Code also prohibits Employees and Immediate Family Members from communicating to outside parties any material non-public information about any security or the company that issues the Security. Under insider trading laws, a person or company that illegally trades in Securities of a company while in possession of material, nonpublic information about that company may be subject to severe sanctions, including civil penalties, fines and imprisonment.

(a)	Who is an Insider?

Corporate insiders who possess material, nonpublic information about a corporation may be required either to disclose that information to the investing public or to refrain from passing such information along to others, trading in or recommending the purchase or sale of the corporation’s Securities. Similarly, as a general rule, those to whom corporate insiders “tip” material, nonpublic information must refrain from passing such information along to others, trading in or recommending the corporation’s Securities. In addition, under most circumstances, tipping or trading on material, nonpublic information about a tender offer may violate the rules of the SEC. Tipping may include spreading rumors about potential tender offers. For example, personnel may not pass along a rumor regarding a tender offer to anyone because we never know who will or will not trade on the information or further spread the rumor if the rumor emanated, directly or indirectly, from someone connected with the target, the offeror, or their respective officers, directors, partners, employees or persons acting on their behalf, even if such information was inadvertently communicated.

(b)	Identifying Material Non-Public Information.

Material Information. Information is material when there is a substantial likelihood that a reasonable investor would consider it important when making investment decisions.

Generally, this is information that, if disclosed, would have an effect on the price of a company’s securities.

Material information often relates to a company’s results and operations, including dividend changes, earnings results, changes in previously released estimates, merger or acquisition proposals or agreements, expansion or curtailment of operations, increases or declines in orders, new products or discoveries, borrowings, major litigation, liquidity problems and management developments. Material information may also relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may also be deemed material.

Unfortunately, there is no simple test to determine when information is material. If you are in doubt about the materiality of the information, please contact System Two’s Chief Compliance Officer immediately.

Non-Public Information. Information is considered public when it has been circulated broadly to investors in the marketplace. Tangible evidence of such circulation is the best indication that the information is public. For example, information can be considered public when it has been made available through a public filing with a regulatory body, by a press release, or through a mainstream media source such as The Wall Street Journal.

(b)	Reporting Material Non-Public Information. Before placing any trade order on behalf of an Employee, an Immediate Family Member, any Managed Account Client or the Funds or Sub- Advised Account, the Employee placing the order must determine whether s/he has knowledge of any material non-public information. If an Employee thinks s/he might have such knowledge, prior to executing the trade the Employee must:

▪	Report the information and proposed trade immediately to the Chief Compliance Officer;
▪	Refrain from trading in the security on behalf of the Employee, an Immediate Family Member, any Managed Account, any Sub-Advised Account or the Funds;
▪	Refrain from communicating the information to anyone outside or inside of System Two other than the Chief Compliance Officer.

System Two will determine whether the information is material and non-public and, if so, what actions need to be taken. An Employee may not execute a trade in the security until the Employee has received clearance from the Chief Compliance Officer.

3.	Disciplinary Sanctions. Trading securities while in possession of material non-public information, or improperly communicating that information, may expose an Employee and/or System Two to stringent penalties, including fines, suspensions and imprisonment. Regardless of whether a government inquiry occurs, System Two views seriously any violations of this Code. Such violations constitute grounds for disciplinary sanctions, up to and including dismissal.

G.	Additional Personal Trading Restrictions for Employees

Each Employee is expected to devote his or her workday to serving the interests of Advisory Clients and System Two. All Employees are required to follow the reporting procedures below as applicable. All Employees shall disclose to System Two information on any Beneficial Ownership of Securities or other investments that may have an effect on the ability to make unbiased and objective recommendations. The restrictions of this section apply to all Employees and Immediate Family Members for all transactions involving Securities.

1.	Pre-Clearance of Securities Transactions. Except with respect to the specific transactions listed in paragraph 2 below, Employees, and Employees on behalf of an Immediate Family Member or for any account over which the Employee has investment discretion, are prohibited from buying publicly traded Securities. Employees, and Employees on behalf of Immediate Family Members or for an account over which an Employee has investment discretion, are permitted to sell publicly traded Securities they owned at the time of their initial hire, however they must obtain approval from the Chief Compliance Officer before entering an order to sell or transfer securities by gift in the name of the Employee or an Immediate Family Member. The Chief Compliance Officer will review each request, including but not limited to, making sure that the security does not appear on the firm’s Restricted List. Unless specifically stated by the Chief Compliance Officer, an approval to trade is only valid on the day it is received (note: such approvals terminate at 4 p.m. Eastern Time on the date the request is received). If an Employee receives an approval and does not complete the trade that same day, the Employee must seek pre- clearance to complete the trade the next (or any subsequent) day. Except as noted below, an approval must be received for every transaction.

All pre-clearance requests should be made using the form attached as an appendix to this Code of Ethics. A pre-clearance request constitutes an affirmation from the Employee that he/she is not acting on the receipt or knowledge of company inside information, or on the basis of material non-public information.

In addition to the general restriction against buying publicly traded Securities, all Employees are prohibited from knowingly selling the same Security traded in Fund or managed account, or sub- advised account for a period of fifteen (15) calendar days (seven (7) calendar days prior to the Client trade and seven (7) calendar days after the Client trade). Furthermore, all Employees are prohibited from selling, in his/her personal account or in the account of any Immediate Family Member or any other account in which the Employee has a beneficial interest or any other account over which the Employee has investment discretion, any Security held in the portfolio of the Funds or any managed account or any sub-advised account.

2.	Exceptions to Prohibition Against Buying Securities and the Requirement to Pre-Clear Securities Transactions. The general prohibition against buying and selling publicly traded Securities, and pre-clearance of such Securities transactions is required for all Securities, but is not required for the following transactions:

▪	Direct obligations of the Government of the United States;
▪	High quality short-term debt instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper, money market securities and repurchase agreements;
▪	Shares that are not Covered Securities;
▪	Shares issued by registered closed-end funds;
▪	Shares of exchange traded funds (“ETFs”);
▪	Transactions in accounts over which the Employee has no direct or indirect control or influence (managed or discretionary accounts);
▪	Transactions made through an automatic payroll deduction or similar program where the timing of purchases and sales is controlled by someone other than the Employee or the Immediate Family Member, although the account must be disclosed to, and approved by the Chief Compliance Officer;
▪	Transactions which are part of an automatic dividend reinvestment or similar plan where the timing of purchases and sales is controlled by someone other than the Employee or the Employee’s Immediate Family Member, although the account must be disclosed to, and approved by the Chief Compliance Officer; and
▪	An exercise of pro-rata rights issued by a company to all the holders of a class of its securities.

Employees should note that while the securities transactions noted above may not need to be pre-cleared, they will need to be held and reported in accordance with the reporting requirements set forth in Section G., below.

3.	Prohibition on Initial Public Offerings. System Two Employees and Immediate Family Members are prohibited from acquiring securities in initial public offerings without the prior approval of the Chief Compliance Officer.

4.	Restrictions on Private Placements. Employees and Immediate Family Members are prohibited from acquiring non-public securities (a private placement) without the prior approval of the Chief Compliance Officer.

5.	Compliance Committee Discretion. System Two’s Chief Compliance Officer reserves the right to prohibit any trade by an Employee or an Immediate Family Member if the Chief Compliance Officer reasonably believes a potential conflict may arise in the future as a result of the trade.

H.	Employee Reporting Requirements

1.	Personal Securities Holdings. The requirements of this section apply to all Employees and all Immediate Family Members for all transactions involving Securities in which Employees and/or Immediate Family Members have acquired, or will acquire, beneficial ownership (economic benefits equivalent to ownership, such as securities held in trust for the Employee’s or the Employee’s Immediate Family Member’s benefit, regardless of who is the registered owner).

However, these reporting requirements do not apply to transactions involving the following excluded securities:

▪	direct obligations of the Government of the United States;

▪	high quality short-term debt instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper, money market securities and repurchase agreements

a.	Disclosure of Brokerage Accounts. Employees are required to disclose all brokerage accounts in which the Employee and/or an Immediate Family Member has a beneficial interest or over which the Employee and/or an Immediate Family Member has investment discretion within ten (10) days of commencing employment with System Two. Furthermore, Employees must request permission from System Two’s Chief Compliance Officer prior to the Employee or any Immediate Family Member opening any new brokerage account; or prior to accepting investment discretion over any additional brokerage accounts. System Two reserves the right to prohibit any Employee from having investment discretion over any brokerage account in which the Employee or an Immediate Family Member does not have beneficial ownership. To the limited extent that such permission is granted, it will generally only be in circumstances where the Employee wishes to exercise discretion over the account of a relative. System Two also reserves the right to rescind any prior permission given to have discretion over such accounts.

b.	Initial Disclosure of Personal Holdings. Employees are required to disclose all of their personal Securities holdings and the holdings of all Immediate Family Members to the System Two Chief Compliance Officer within ten (10) days of commencing employment with System Two.

c.	Securities Transaction Records. Employees and/or Immediate Family Members, as applicable, should direct their brokers to supply the System Two Chief Compliance Officer with duplicate confirmation statements of their securities transactions and copies of all periodic statements for their accounts.

d.	Quarterly Account and Transaction Reports. Employees are required to submit a report listing their Securities transactions and the Securities transactions of all Immediate Family Members made during the previous quarter, within thirty (30) days of the end of each calendar quarter.

e.	Annual Holdings Report. Employees are required to submit a report, within thirty (30) days of the end of the calendar year, listing all Securities held by the Employee, any Immediate Family Member and/or any account in which the Employee and/or an Immediate Family Member had a beneficial interest or over which the Employee and/or an Immediate Family Member exercised investment discretion, as of December 31 of that year.

f.	Information to be Reported. Employees are required to provide the following information when submitting reports as required by b. through e., above:

i.	Initial and Annual Holdings Reports must include:
•	the title or description and type of Security, the exchange ticker symbol or CUSIP number, the number of shares or principal amount of each Security;
•	the broker-dealer or bank where accounts are held; and
•	the date the report is submitted.

ii.	Quarterly Transaction Reports must include:

•	the title or description and type of Security, the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each Security (as well as the interest rate and maturity date, if applicable);
•	the trade date and type of transaction (i.e., buy, sell, open, close, etc.);
•	the price of the Security;
•	the broker-dealer or bank account through which the transaction was effected; and
•	the date report is submitted.

g.	All reports should be made using the forms attached as samples to this Code of Ethics.

2.	Certification of Compliance. Employees are required to certify to the Chief Compliance Officer annually, and/or whenever this Code is materially amended, that they have:

▪	read and understood the provisions contained in the Code;
▪	complied with all of the requirements of the Code; and
▪	reported all transaction information required by the Code.

3.	Receipt of Gifts. No Employee or Immediate Family Member may receive any gift or other favor from any one person or entity doing business with System Two in contravention of the Firm’s Gift and Entertainment Policy. Employees who receive (or whose Immediate Family Member receives) a gift from any person or entity that raises potential issues under the Firm’s Gift and Entertainment Policy should immediately contact the Chief Compliance Officer to determine the proper handling of such gift. For more specific information pertaining to permissible gifts, Employees should refer to the Firm’s Gift and Entertainment Policy, which is included in the Section Three F of the Compliance Manual.

4.	Outside Activities. System Two expects its Employees to devote their full business day to the business of System Two. In addition, no-one may make use of their position as an Employee, make use of information acquired during employment, or make personal investments, in a manner that may create a conflict, or the appearance of a conflict, between the Employee’s personal interests and the interests of System Two or its Advisory Clients.

To assist in ensuring that such conflicts are avoided, all Employees are prohibited from serving as a director, officer, general partner, member or trustee of, or as a consultant to, any publicly traded business, corporation or partnership. In addition, an Employee must obtain the written approval of the Chief Compliance Officer prior to an Employee personally:

▪	Serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership, including family-owned businesses and charitable, non-profit and political organizations, that is not publicly traded.
▪	Forming or participating in any stockholders’ or creditors’ committee (other than on behalf of System Two) that purports to represent security holders or claimants in connection with a bankruptcy or distressed situation or in making demands for changes in the management or policies of any company, or becoming actively involved in a proxy contest.
▪	Making any monetary investment in any non-publicly traded business, corporation or partnership, including passive investments in private companies. (Investments in publicly traded companies may require the prior approval of System Two’s Chief Compliance Officer, in accordance with System Two’s policies relating to personal investments.)

In addition, every Employee must obtain the written approval the Chief Compliance Officer prior to:

▪	Receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust or association, other than System Two, whether as a fee, commission, bonus or other consideration, such as stock, options or warrants.
▪	Accepting a second job of any kind or engaging in any other business outside of System Two.
▪	Participating as a plaintiff in any non-family related litigation or arbitration.

Employees must notify the Chief Compliance Officer if either the Employee or an Immediate Family Member is named as a defendant in any litigation, arbitration, administrative proceeding or regulatory investigation and/or if an Employee or an Immediate Family Member is called to serve as a witness or requested to provide documentary evidence in any such proceeding. The Employee must provide notice of such action within three (3) business days of receiving notice of the same.

Every Employee is also required to disclose to System Two if any of their spouse or domestic partner or any of their parents, siblings or children, or the spouses or domestic partners of their siblings or children hold positions as directors or executive officers of any public company.

System Two may place limitations on an Employee’s investment activities in the event any such person holds such a position.

Every Employee is required to maintain a copy of the data reported in connection with an outside activity and to promptly (but in no event later than three (3) business days after such change of status) notify the Chief Compliance Officer in the event of any change to the Employee’s outside activity after initial approval.

For more information governing outside activities, Employees should also refer to the Compliance Manual. All outside activities requests should be submitted using the attached sample form.

I.	Confidentiality Issues

1.	General. In the course of investment advisory activities at System Two, the Firm gains access to nonpublic information about its Advisory Clients. Such information may include the status as a Client, personal financial and account information, the allocation of assets in a Client portfolio, the composition of investments in any Client portfolio, information relating to services performed for or transactions entered into on behalf of Advisory Clients, advice provided by System Two to Advisory Clients, and data or analyses derived from such nonpublic personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to System Two’s current or former Advisory Clients, is subject to System Two’s policies and procedures and regarding the handling of Confidential Information. With regards to the confidentiality of Advisory Client information, Employees must be resolved to always choose to maintain confidentiality when unsure and seek clarification from the Chief Compliance Officer.

All Employees must safeguard confidential information about Advisory Clients, potential Clients, and their accounts (including profit data, credit information, financial condition, and business transactions). In particular:

▪	Caution and discretion are required in the discussion, use and sharing of confidential information even within the Firm. Such matters should not be discussed among Employees unless there is a valid business reason (e.g., a “need to know”) for doing so. All information regarding System Two’s Advisory Clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm’s policy and/or the Client’s direction. Information should only be shared as necessary to provide service that the Advisory Client requested or authorized, or to maintain and service the Client’s account.
▪	System Two will generally require that financial intermediaries, agents or other service providers utilized by the firm (such as broker-dealers, back office service providers or sub- advisors) have in place substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by System Two only for the performance of the specific service requested by the firm.
▪	Requests for information or references regarding current or former Advisory Clients and Employees should be referred to the Chief Compliance Officer.
▪	The disclosure of information concerning a potential, current or former Advisory Client is permitted only when it complies with applicable federal or state laws.
▪	Inquiries for confidential information by tax authorities, law enforcement agencies, regulatory authorities, attorneys, or private parties shall not be responded to unless System Two has received either written consent of the individual, or the appropriate court order or subpoena, and release has been authorized under normal operational procedures. Please consult with, or inform, the Chief Compliance Officer if you receive such a request.
▪	Employees should avoid any discussion of confidential information or Client relationships in public places.
▪	All Employees are prohibited, either during or after the termination of their employment with System Two, from disclosing Confidential Client Information to any person or entity outside the Firm, including family members, except under the circumstances described above.
▪	Any Employee who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

2.	System Two’ Proprietary Information. System Two provides its Employees with access to its physical resources, electronic media and proprietary information, as well as technology developed or used by the Firm. Employees are responsible for the proper use of System Two’s physical resources, electronic media, proprietary information and technology. Accordingly, Employees may not disseminate, sell or otherwise use System Two’s physical resources, electronic media, proprietary information or technology for their personal benefit or for the benefit of a third party. System Two’s resources and electronic media may be used only for those activities that are directly related to the Firm’s business or that has been approved in advance.

Employees should be aware that any product, program, or writing developed or produced by the Firm’s Employees during job time, by using System Two’s facilities, or as a result of performing their job responsibilities, is the property of System Two. Employees should take appropriate steps to protect all Firm proprietary interests while employed by System. Further, copying any records for any purpose other than a necessary job-related activity is strictly prohibited. No Firm records, information, or copies thereof may be retained by an employee following termination of employment.

3.	Third Party Proprietary Information. Employees are responsible for using the patented, copyrighted, or other proprietary material or information (including software) of a third party in compliance with applicable provisions of any contract between System Two and the third party. System Two, as well as individual Employees, may be held liable for both civil damages and criminal penalties for copyright, trademark, or patent infringement and for any other illegal or improper use of another’s property. Employees should also be aware that other uses of third party materials or information, such as the duplication of computer software and the downloading of data from information retrieval services (databases), may also require the owner’s permission. Thus, Employees may not use System Two’s technology resources to copy, retrieve, forward or send copyrighted materials unless the employee has the author's permission. Employees are encouraged to consult the Chief Compliance Officer regarding the photocopying, duplication, reproduction, data downloading, or other use of proprietary material or information owned by a third party.

4.	Security of Confidential Personal Information. System Two enforces the following policies and procedures to protect the security of Confidential Client Information:

▪	The Firm restricts access to Confidential Client Information to those Employees who need to know such information to provide services to Advisory Clients;
▪	Any Employee who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;
▪	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;
▪	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Employees in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations; and
▪	Confidential information to be destroyed must be disposed in a manner to reasonably safeguard any confidential information.

4.	Employees Expectation of Privacy

a.	E-mail and Instant Message Communications

As set forth in more detail in System Two’s Electronic Communications Policy, Employees should have no expectation that e-mails and/or instant message communications sent or received using System Two authorized systems and/or work related communications sent or received using personal accounts will be kept private. Employees should also be aware that personal e-mail and/or instant messaging accounts may not be private if any work related e-mails and/or instant messages are sent or received from such personal accounts.

b.	Telephone Conversations

Employees should have no expectation that telephone conversations with those outside System Two will be kept confidential. Several third-party vendors with whom System Two has contractual obligations have informed System Two that conversations between System Two Employees and those entities may be recorded and may be submitted into evidence in any litigation or other proceeding.

c.	Information Submitted to the Chief Compliance Officer

All information submitted by an Employee to the Chief Compliance Officer pursuant to this Code will be treated as confidential information. It may, however, be made available to governmental and securities industry agencies with regulatory authority over System Two, as well as to the board of directors of a Fund, System Two’s auditors and legal advisors or senior management, as appropriate.

J.	Violations of the Code

Employees are required to report any violation of the Code to the Chief Compliance Officer immediately, or in the alternative to report such violations of the Code to the Securities and Exchange Commission, or other appropriate regulatory body. It is a violation of the Code for an Employee to not report a violation that he or she is aware of and may result in disciplinary action up to and including termination depending on the severity and circumstances of the unreported violation. An Employee who violates this Code may be subject to sanctions. For example, if the same security is sold on the same day by an Employee and a Fund, and the Fund receives a less favorable price per unit than the Employee, the Employee may be required to donate the difference to charity. Additional sanctions may include a letter of censure, fines and penalties, suspension, or termination of employment, forfeiture of profits, personal trading privileges or gifts, or any other penalty deemed appropriate. The Chief Compliance Officer will maintain a Code Violations Log to track Employees’ violations of the Code.

K.	Exceptions to the Code

System Two’s Chief Compliance Officer shall have authority to grant exceptions to any provision of this Code on a case-by-case basis, provided that such exceptions shall not be granted if the effect of the exception would result in a violation of the securities laws. Any exceptions granted must be in writing.

APPENDIX 11

ATTACHMENT A

Preclearance Form For Transactions In Personal Accounts Of Employees and Immediate Family Members

Employees must complete this Preclearance Form prior to engaging in any personal securities transaction (unless excepted by the Code of Ethics).

Submission of this form does not constitute approval to trade. An Employee has not been granted approval to trade until the necessary signatures have been obtained and the Employee has been notified affirmatively by System Two’s Chief Compliance Officer that their pre-clearance request has been approved. Note further that once approval is given, it is valid only until 4 p.m. on the date received.

Investment Information

Issuer: ______________________

Equity Investments:                Cmn               Pfd

Number of shares________________

Transaction Information

Transaction Type (please circle):

Purchase	Sale	Short Sale

Estimated Trade Date: _______________

Estimated Price: ___________________

Broker/Dealer:___________

Is the investment a security on the “Restricted Security” List?	Y	N

Is the investment a private placement or of limited availability? Representation and Signature	Y	N

By executing this form, I represent that the information contained herein is accurate and complete and that my trading in this investment is not based on any material nonpublic information. I understand that preclearance will only be in effect on the day on which I obtained the Chief Compliance Officer’s signature.

_______________________________ Employee Name (please print)

Employee Signature	Date

Disposition of Preclearance Request

Approved___________________	Denied ___________________

Compliance Officer____________________	Date ____________________

APPENDIX 11

ATTACHMENT B

List of Personal Accounts and Annual Holdings Report

Name of Employee:

Date of Submission Report:

PLEASE COMPLETE SECTIONS 1 AND 2 BELOW:

SECTION 1: I have listed below information on all of my Personal Accounts (as defined in System Two’s Compliance Manual and Code of Ethics), which I understand includes accounts established for the direct or indirect benefit of me and/or my Immediate Family (as defined in System Two’s Compliance Manual and Code of Ethics). If there are no such Personal Accounts, I have so indicated by checking the box below. I certify that I will update System Two within 10 days if and when I establish a new Personal Account or close any of the Personal Accounts noted below).

Date Account Established	Name of Broker Dealer	Name of Account Holder	Account Number

*Add additional lines as necessary.

OR:	☐	I do not have any Personal Accounts as of the date of this report.

SECTION 2: SECURITIES HOLDINGS

NOTE: Your Initial Holdings Report is due no more than 10 days after your initial date of hire. Initial Holdings Reports should include all Reportable Securities held in your Personal Account(s) as of a date no more than 45 days prior.

NOTE: Due by January 30th– Annual Holdings Reports should include all Reportable Securities held in your Personal Account(s) as of December31st. To the extent January 30th lands on a weekend, this report is due the Friday before.

The following sets forth all of my holdings in Reportable Securities that are held in my Personal Accounts (as defined in the Code of Ethics) as of December 31,                         .

Security name and instrument type (i.e., Microsoft common stock, swap, option, etc.) If this is a private investment, please specify the investment type (i.e., hedge fund, private equity, etc.)	Symbol or CUSIP Number (if applicable)	Number of shares, bonds, options, etc. held	Principal amount (in USD)	Broker/dealer or bank where security is held (if applicable).

OR:	☐	I do not have any holdings in Reportable Securities as of the date of this report.

Signature of Employee	Date

APPENDIX 11

ATTACHMENT C

Quarterly Transaction Report

This report must be submitted to the Compliance Officer no later than 30 days after the end of a calendar quarter.

Period of Report: From                           to                                       .

Listed below are all transactions during the calendar quarter covered by this report in Reportable Securities in any Personal Account (as defined in System Two’s Code of Ethics) where I have direct or indirect influence or control. Note: if ALL Reportable Securities have already been disclosed on the monthly brokerage statements you have previously provided, you do not need to provide those details immediately below. You can instead check the space next to the sentence above your signature, indicating that your previously disclosed brokerage records are all inclusive.

Date	Issuer	Equity: Number of shares	Purchase (P), Sale (S) or Short Sale (SS)	Price	Broker

           I certify that I have reported on this form all transactions in Reportable Securities which I had any direct or indirect beneficial ownership during the period covered by this report.

OR

           I certify that I have no transactions in reportable securities (as defined in System Two’s Code of Ethics), other than those already disclosed in the brokerage statements and/or trade confirms I have previously provided.

The undersigned Employee certifies that all information contained in this report is true and correct as of the date filed with System Two:

Signature of Employee	Date

Compliance Review:                                                                             (initials of CCO)

APPENDIX 11

ATTACHMENT D

Request for Approval of Outside Activities*

Background

1.	Name of Firm/Description of Proposed Outside Activity:

2.	Will System Two’s name be used in connection with such activity (i.e., included in a biography)? ☐ Yes ☐ No

3.	Will you have a position as an officer or director? ☐ Yes ☐ No

4.	If “yes” to 3 above, will such organization maintain an officer’s and director’s liability policy in addition to any indemnification that you may be otherwise provided by such outside activity (provide details of any and all such coverage/indemnification):

5.	Duties in connection with such activity:

6.	Estimated amount of time spent on such activity (yearly basis):

7.	Will you or any related party receive any economic benefit for your participation in such activity? ☐ Yes ☐ No

If “yes”, description of economic benefit:

The employee represents that such activity does not violate any law or regulation, will not or does not interfere with his/her responsibilities to System Two. The employee represents that he or she will bring to the attention of System Two any potential conflicts of interest that arise due to such activity.

Name:
Date:

Approval

Compliance Receipt (Initials and Date)

*	Pre-approval is not required for outside activities related to charities, non-profit organizations/clubs or civic/trade associations. However, Employees must still summarize/update such activities on the annual update form attached as Attachment E.

APPENDIX 11

ATTACHMENT E

Annual Outside Activity/Insider Disclosure Statement

Outside Affiliations of the Employee and/or his/her spouse or domestic partner or any of their parents, siblings or children, or the spouses or domestic partners of their siblings or children (“Reportable Family Member”).

1.	Other businesses in which Employee/a Reportable Family Member are engaged:

Name of Business	Role

Name of Business	Role

OR

☐ Neither the Employee, nor any of his or her Reportable Family Members, is affiliated with any other business.

2.	Entities by which Employee/Reportable Family Members are employed or receive compensation:

Name of Entity	Affiliation or Title

Name of Entity	Affiliation or Title

OR

☐ Neither the Employee, nor any of his or her Reportable Family Members, is employed by, or receiving compensation from, any other entities.

3.	Business organizations in which Employee/Reportable Family Members are an officer, director, partner or employee:

Name of Entity	Affiliation or Title	Public Company (Yes/No)

OR

☐ Neither the Employee, nor any of his or her Reportable Family Members, is an officer, director, partner or employee in any organization.

4.	Does the Employee, or any of his or her Reportable Family Members, have interests in any securities, financial or related business?

☐ Yes ☐ No

If yes, describe:

5.	Does the Employee, or any of his or her Reportable Family Members, own a significant position in any publicly held company’s securities?

☐ Yes ☐ No

If yes, describe:

6.	Does the Employee, or any of his or her Reportable Family Members, have any other financial interests (for profit, civic, non-profit or family related)?

☐ Yes ☐ No

If yes, describe:

Name:
Date:

APPENDIX 11

ATTACHMENT F

Code Of Ethics

Certification

I hereby acknowledge receipt of System Two Advisors, LP Code of Ethics and certify that I have read and understand it and agree to abide by it. I hereby represent that all my personal securities transactions will be effected in compliance with the Code.

I also confirm that I have reported to the Chief Compliance Officer all transactions in which I had or obtained any direct or indirect beneficial ownership.

Date:
(Signature)

(Print Name)